EXHIBIT 5.1
                                                                    -----------



[LOGO OMITTED]                        4500 Bankers Hall East, 855-2nd Street SW
                                      Calgary, Alberta, Canada T2P 4K7
                                      Tel: 403.298.3100  Fax: 403.265.7219
                                      www.bennettjones.ca


June 15, 2007

Pengrowth Energy Trust
c/o Pengrowth Corporation
2900, 240 - 4th Avenue S.W.
Calgary, AB  T2P 4H4

Dear Sirs and Mesdames:

RE:      PENGROWTH ENERGY TRUST

We have acted as Canadian counsel to Pengrowth Energy Trust (the "TRUST") in connection with the registration, on Form F-3 (the "REGISTRATION STATEMENT") under the United States Securities Act of 1933, as amended, of 5,000,000 trust units of the Trust (the "TRUST UNITS") issuable pursuant to the Trust's Distribution Reinvestment and Trust Unit Purchase Plan (the "PLAN").

We have examined all such corporate and public records, statutes and regulations and other documents as we have deemed relevant and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinion which were not independently established, we have relied upon certificates of public officials and of an officer of Pengrowth Corporation, as administrator of the Trust. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based upon, and subject to, the qualifications expressed, we are of the opinion that:

     (i) 5,000,000 Trust Units if as and when issued in accordance with the terms and conditions of the Plan will be issued as fully paid and non-assessable Trust Units; and

     (ii) the summary set forth in the Registration Statement under the caption "Income Tax Considerations Relating to the Plan - Canadian Federal Income Tax Considerations" is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

-------------------------------------------------------------------------------
                     CALGARY    o    TORONTO    o    EDMONTON
-------------------------------------------------------------------------------

June 15, 2007
Page Two



We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Enforceability of Certain Civil Liabilities" and "Legal Matters".

This opinion is for the sole benefit of the addressee hereof and may not be relied upon by any other person or for any other purpose without our express written consent.


Yours truly,

/s/ BENNETT JONES LLP